Exhibit 99.1

LIBERTY GLOBAL PLC
UNAUDITED CONDENSED PRO FORMA
COMBINED FINANCIAL STATEMENTS

General

The accompanying unaudited condensed pro forma combined balance sheet as of March 31, 2013 gives effect to (1) the acquisition of Virgin Media Inc. (“Virgin Media”) pursuant to the mergers (as defined and described below) and (2) the debt financing (as defined and described below), as if such transactions had occurred on such date. The accompanying unaudited condensed pro forma combined statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to (1) the mergers and (2) the debt financing, as if such transactions had occurred on January 1, 2012.

The unaudited condensed pro forma combined results do not purport to be indicative of the financial position and results of operations that Liberty Global plc (“New Liberty Global”) will obtain in the future, or that New Liberty Global would have obtained if the mergers and the debt financing were effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that New Liberty Global believes are reasonable. These unaudited condensed pro forma combined financial statements have been derived from, and should be read in conjunction with, the March 31, 2013 and December 31, 2012 consolidated financial statements of Liberty Global, Inc. (“Liberty Global”) and Virgin Media.

Although New Liberty Global uses derivative instruments to manage its interest rate and foreign currency exposures, no pro forma adjustments have been reflected in these unaudited condensed pro forma combined financial statements with respect to any changes to derivative instruments that may occur in connection with the mergers or the debt financing, with the exception of the elimination of the impacts of derivative instruments (the “capped call transactions”) related to Virgin Media’s 6.50% convertible senior notes due 2016 (the “Virgin Media convertible notes”) as these derivative instruments are assumed to be settled in connection with the mergers. The proceeds from the settlement of these derivative instruments are assumed to be used to fund a portion of the cash consideration for the mergers. See notes 5 and 15 for information regarding different possible outcomes.

The Virgin Media amounts and pro forma adjustments presented in (i) the accompanying unaudited condensed pro forma combined balance sheet are based on an exchange rate at March 31, 2013 of 1.5188 United States (“U.S.”) dollar per United Kingdom (“U.K.”) pound sterling, (ii) the accompanying unaudited condensed pro forma combined statement of operations for the three months ended March 31, 2013 are based on an average exchange rate for the period of 1.5497 U.S. dollars per U.K. pound sterling and (iii) the accompanying unaudited condensed pro forma combined statement of operations for the year ended December 31, 2012 are based on an average exchange rate for the period of 1.5851 U.S. dollars per U.K. pound sterling. In addition, convenience translations into U.S. dollars are calculated as of March 31, 2013. In these unaudited condensed pro forma combined financial statements, the terms “we,” “our” and “us” refer collectively to New Liberty Global (or its predecessor, Liberty Global), and its subsidiaries assuming the mergers had occurred.

The Mergers

On February 5, 2013, Liberty Global and Virgin Media entered into a merger agreement (as amended, the “merger agreement”). Pursuant to the merger agreement, Liberty Global and Virgin Media completed a series of mergers on June 7, 2013 that resulted in the surviving corporations in the mergers (renamed Liberty Global, Inc. and Virgin Media Inc.) becoming wholly-owned subsidiaries of New Liberty Global (collectively, the “mergers”). Pursuant to the terms and conditions of the merger agreement:

•
each share of common stock, par value $0.01 per share, of Virgin Media was converted into the right to receive the following (collectively, the “VMI merger consideration”): (i) 0.2582 of a class A ordinary share, nominal amount (i.e., par value) $0.01 per share, of New Liberty Global (a “class A New Liberty Global share”), (ii) 0.1928 of a class C ordinary share, nominal amount (i.e., par value) $0.01 per share, of New Liberty Global (a “class C New Liberty Global share”) and (iii) $17.50 in cash, without interest; and

•
each share of series A common stock of Liberty Global was converted into the right to receive one class A New Liberty Global share, each share of series B common stock of Liberty Global was converted into the right to receive one class B ordinary share, nominal amount (i.e., par value) $0.01 per share, of New Liberty Global and each share of series C common stock of Liberty Global was converted into the right to receive one class C New Liberty Global share.

For accounting purposes, the mergers will be treated as the acquisition of Virgin Media by New Liberty Global (as the successor to Liberty Global). In this regard, the estimated equity and cash consideration to be paid to acquire Virgin Media assuming the mergers had occurred on March 31, 2013 is set forth below (in millions):

Class A New Liberty Global shares (a)	$6,377.1
Class C New Liberty Global shares (a)	4,466.5
Estimated fair value of the vested portion of Virgin Media stock incentive awards (b)	266.2
Cash (c)	5,669.3
Total equity and cash consideration	$16,779.1
_______________

(a)
Represents the estimated value to be assigned to the 83.6 million class A New Liberty Global shares and 62.5 million class C New Liberty Global shares, as applicable, assumed to be issued to Virgin Media shareholders in connection with the mergers. These amounts are based on (i) the exchange ratios specified by the merger agreement, (ii) the closing per share price of the series A and C Liberty Global common stock on June 7, 2013 of $76.24 and $71.51, respectively, (iii) 270.5 million outstanding shares of Virgin Media common stock at March 31, 2013, (iv) the assumed conversion as of March 31, 2013 of 100% of the Virgin Media convertible notes into the per share VMI merger consideration, resulting in 24.1 million incremental New Liberty Global shares, including 0.7 million shares attributable to the make-whole provision of the Virgin Media convertible notes, and (v) the assumed replacement of all 13.4 million of the outstanding Virgin Media stock incentive awards as of March 31, 2013 with stock incentive awards of New Liberty Global pursuant to the terms of the merger agreement. The actual fair value assigned to the class A New Liberty Global shares and class C New Liberty Global shares to be issued in connection with the mergers will be based on the actual number of shares of Virgin Media common stock outstanding on June 7, 2013, the actual number of Virgin Media stock incentive awards that are replaced by stock incentive awards of New Liberty Global and the actual principal amount of the Virgin Media convertible notes that are converted into the per share VMI merger consideration. In general, increases (decreases) in the fair value assigned to the class A New Liberty Global shares and class C New Liberty Global shares to be issued in the mergers will result in increases (decreases) in the amount of equity and goodwill to be recorded in the acquisition accounting associated with the mergers. For example, a 10% increase (decrease) in the aggregate fair value assigned to the New Liberty Global shares to be exchanged for the shares of Virgin Media common stock would give rise to a $1,084.4 million increase (decrease) in each of the equity and goodwill of New Liberty Global. As goodwill is not amortized, differences between the actual and assumed fair values would not impact the accompanying unaudited condensed pro forma combined statements of operations.

(b)
Represents the portion of the estimated fair value of the Virgin Media stock incentive awards that are attributable to services provided prior to the assumed acquisition date of March 31, 2013. The estimated fair value is based on the attributes of the 13.4 million outstanding Virgin Media stock incentive awards at March 31, 2013, including the market price of the underlying Virgin Media common stock. The outstanding Virgin Media stock incentive awards at March 31, 2013 include 9.6 million stock options that have been valued using Black Scholes option valuations. In addition, Virgin Media’s stock incentive awards at March 31, 2013 include 3.8 million restricted stock units that include performance conditions and, in certain cases, market conditions. Those restricted stock units with market conditions have been valued using Monte Carlo simulation models. These stock option and restricted stock unit valuations represent preliminary estimates that are based on inputs and market rates in effect as of March 31, 2013. Accordingly, the actual fair values ultimately assigned to these Virgin Media stock incentive awards will likely differ from the amounts assumed for purposes of these unaudited condensed pro forma combined financial statements. See note (a) above for the possible impacts of any such differences on the determination of the fair value of the purchase consideration to be paid.

(c)
Represents the assumed cash consideration to be paid in connection with the mergers. This amount is based on (i) the $17.50 per share cash consideration specified by the merger agreement, (ii) the 270.5 million of outstanding shares of Virgin Media common stock at March 31, 2013, (iii) the assumed conversion as of March 31, 2013 of 100% of the Virgin Media convertible notes into the per share VMI merger consideration, resulting in incremental cash consideration of $935.3 million, including $25.7 million associated with the make-whole provision of the Virgin Media convertible notes, and (iv) the assumed replacement of all 13.4 million of the outstanding Virgin Media stock incentive awards as of March 31, 2013 with stock incentive awards of New Liberty Global. As noted in note (a) above, differences are possible between (i) the actual and assumed number of Virgin Media stock incentive awards that are converted into stock incentive awards of New Liberty Global and (ii) the actual and assumed principal amount of the Virgin Media convertible notes that are converted in connection with the mergers.

For additional information concerning the different possible results with respect to the stock incentive awards, see note 9. For information concerning the different possible results with respect to the Virgin Media convertible notes, see notes 3 and 12.

Debt Financing

As we use the term in these unaudited condensed pro forma combined financial statements, “debt financing” refers to the financing to (i) provide for (a) the change in control offer to repurchase Virgin Media’s existing dollar-denominated 5.25% senior notes due 2022, its dollar-denominated 4.875% senior notes due 2022 and its sterling-denominated 5.125% senior notes due 2022 (collectively, the “2022 senior notes”) and its dollar-denominated 5.25% senior secured notes due 2021 and the Sterling 2021 notes (collectively, the “2021 senior secured notes”) at a price equal to 101% of the applicable principal amount and (b) the prepayment of Virgin Media’s existing bank credit facility, (ii) fund a portion of the cash consideration to be paid in the mergers and (iii) pay related fees and expenses. The financing includes:

•
the issuance on February 22, 2013 by Lynx I Corp., an indirect wholly owned subsidiary of Liberty Global, of (i) $1,000 million aggregate principal amount of its 5.375% senior secured notes due 2021 (the “new Dollar senior secured notes”) and (ii) £1,100.0 million ($1,670.7 million) aggregate principal amount of its 6% senior secured notes due 2021 (and together with the new Dollar senior secured notes, the “new senior secured notes”), the proceeds of which were initially deposited into an escrow account pending consummation of the mergers. In connection with the completion of the mergers, the proceeds were released from the escrow account and used to partially fund the cash consideration paid in the mergers and the repayment of a portion of Virgin Media's existing bank credit facility;

•
the issuance on February 22, 2013 by Lynx II Corp., an indirect wholly owned subsidiary of Liberty Global, of (i) $530 million aggregate principal amount of its 6.375% senior notes due 2023 (the “new Dollar senior notes”) and (ii) £250.0 million ($379.7 million) aggregate principal amount of its 7% senior notes due 2023 (and together with the new Dollar senior notes, the “new senior notes”), the proceeds of which were initially deposited into an escrow account pending consummation of the mergers. In connection with the completion of the mergers, the proceeds were released from the escrow account and used to partially fund the cash consideration paid in the mergers and the repayment of a portion of Virgin Media's existing bank credit facility; and

•
a senior secured credit facility (the “senior credit facility”) of Virgin Media Investment Holdings Limited, a subsidiary of Virgin Media, consisting of a £375.0 million ($569.6 million) sterling-denominated term loan A (the “term loan A”), a $2,755.0 million U.S. dollar-denominated term loan B (“term loan B”) a £600.0 million ($911.3 million) sterling-denominated term loan C (the “term loan C”) and a £660.0 million ($1,002.4 million) revolving credit facility. On June 7, 2013 and June 10, 2013, all available amounts were drawn on term loan A, term loan B and term loan C. The full amount of these borrowings has been reflected in the accompanying unaudited condensed pro forma combined financial statements. The proceeds were used first to partially fund the repayment of Virgin Media's existing bank credit facility and to fund the June 11, 2013 repurchase of the portions of the 2022 senior notes and 2021 senior secured notes that were tendered by the holders of such notes pursuant to the respective change of control offers. The remaining borrowings under the senior credit facility, which have been reflected as an addition to cash and cash equivalents for purposes of the accompanying unaudited condensed pro forma combined balance sheet as of March 31, 2013, will be used to repay existing indebtedness of New Liberty Global and/or for general corporate purposes. For additional details, see note (6). If amounts drawn on the senior credit facility are used to repay other indebtedness of New Liberty Global, our actual interest expense would differ from the pro forma interest expense reflected in these unaudited condensed pro forma combined financial statements to the extent of any difference between the weighted average interest rate on the senior credit facility borrowings and the weighted average interest rate on the repaid debt.

As noted above, prior to the completion of the mergers, the net proceeds from the new senior secured notes and new senior notes were placed into segregated escrow accounts. The aggregate balance in the escrow accounts as of March 31, 2013 was $3,548.8 million (equivalent).

In connection with the debt financing, Virgin Media obtained consents to waive the change of control repurchase obligation that would have otherwise arisen with respect to its (i) 6.50% dollar-denominated senior secured notes due 2018 and 7.00% sterling-denominated senior secured notes due 2018 (collectively, the “2018 senior secured notes”) and (ii) 8.375% dollar-denominated senior notes due 2019 and 8.875% sterling-denominated senior notes due 2019 (collectively, the “2019 senior notes”).

On June 7, 2013, a series of transactions (the “debt pushdown”) was completed pursuant to which the new senior secured notes and the new senior notes became senior secured and senior obligations of Virgin Media Secured Finance PLC and Virgin Media Finance PLC, respectively, both of which are U.K. subsidiaries of Virgin Media.

Certain Information Regarding Virgin Media’s Historical Financial Information

Subsequent to the filing of Virgin Media’s December 31, 2012 Annual Report on Form 10-K, as amended, management of Virgin Media discovered that the reported amount of Virgin Media’s deferred income tax assets at December 31, 2012 and the reported income tax benefit for the year ended December 31, 2012 were understated by approximately £60.8 million ($98.4 million at December 31, 2012).  Management of Virgin Media has concluded that the foregoing error is not material to its consolidated financial statements as of and for the year ended December 31, 2012.  This understatement, which has not been corrected in the historical amounts shown for Virgin Media in the accompanying unaudited condensed pro forma combined financial statements, will be corrected in Virgin Media’s future quarterly and annual reports beginning with its March 31, 2013 Quarterly Report on Form 10-Q.  Virgin Media management has concluded that the occurrence of this error does not represent a material weakness in its internal control over financial reporting.  The prospective correction of Virgin Media’s consolidated financial statements as of and for the year ended December 31, 2012 will increase Virgin Media’s previously reported income tax benefit, income from continuing operations, net income and comprehensive income for the year ended December 31, 2012 by approximately £60.8 million.  In addition, basic and diluted earnings per share for the year ended December 31, 2012 will be increased by £0.22 per share ($0.36 per share at December 31, 2012) and £0.18 per share ($0.29 per share at December 31, 2012), respectively. Further, the previously reported amounts at December 31, 2012 for deferred income taxes, total assets, total shareholders’ equity and total liabilities and shareholders’ equity will be increased by approximately £60.8 million and the previously reported amount at December 31, 2012 for accumulated deficit would be decreased by approximately £60.8 million. The correction will have no impact on the 2012 total cash flows from operating, investing or financing activities in Virgin Media’s consolidated statement of cash flows for the year ended December 31, 2012.

LIBERTY GLOBAL PLC
Unaudited Condensed Pro Forma Combined Balance Sheet
March 31, 2013

	Liberty Global historical	Virgin Media historical	Pro forma adjustments		Pro forma New Liberty Global
	in millions
ASSETS
Cash and cash equivalents	$2,906.8	$483.9	$(2,120.5)	(1)	$2,961.5
			(131.6)	(2)
			639.8	(5)
			1,284.9	(6)
			(101.8)	(6)
Receivables and other current assets	1,622.6	906.0	—		2,528.6
Investments	1,807.1	—	—		1,807.1
Property and equipment, net	13,018.5	6,812.3	2,488.7	(7)	22,319.5
Goodwill	13,449.9	3,064.2	6,378.4	(7)	22,892.5
Intangible assets subject to amortization, net	2,397.8	—	3,792.4	(7)	6,190.2
Other noncurrent assets, net	5,769.6	5,146.4	(3,548.8)	(1)	6,715.9
			(639.8)	(5)
			77.7	(6)
			(89.2)	(7)
Total assets	$40,972.3	$16,412.8	$8,030.2		$65,415.3
LIABILITIES AND EQUITY
Liabilities:
Current portion of debt and capital lease obligations	$1,065.8	$123.9	$—		$1,189.7
Other current liabilities	4,853.9	1,709.4	(36.6)	(2)	6,520.8
			(5.9)	(6)
Long-term debt and capital lease obligations	29,600.1	9,157.3	(879.8)	(3)	39,486.5
			1,284.9	(6)
			324.0	(7)
Other noncurrent liabilities	3,883.8	331.6	1,437.6	(7)	5,653.0
Total liabilities	39,403.6	11,322.2	2,124.2		52,850.0
Equity:
Share capital	2.6	2.3	0.2	(3)	4.0
			(1.1)	(4)
Additional paid-in capital	2,329.2	5,584.9	879.6	(3)	13,437.6
			5,140.5	(4)
			(496.6)	(7)
Accumulated deficit	(2,349.7)	(464.9)	(95.0)	(2)	(2,462.9)
			(18.2)	(6)
			464.9	(7)
Accumulated other comprehensive earnings (loss), net of taxes	1,615.4	(31.7)	31.7	(7)	1,615.4
Noncontrolling interests	(28.8)	—	—		(28.8)
Total equity	1,568.7	5,090.6	5,906.0		12,565.3
Total liabilities and equity	$40,972.3	$16,412.8	$8,030.2		$65,415.3

LIBERTY GLOBAL PLC
Unaudited Condensed Pro Forma Combined Statement of Operations
Three months ended March 31, 2013

	Liberty Global historical	Virgin Media historical	Pro forma adjustments		Pro forma New Liberty Global
	in millions, except share and per share amounts
Revenue	$2,767.7	$1,615.6	$(17.8)	(8)	$4,365.5
Operating costs and expenses:
Operating, selling, general and administrative expenses (other than depreciation and amortization) (including stock-based compensation)	1,524.9	998.1	7.7	(9)	2,530.7
Depreciation and amortization	693.1	384.8	94.8	(10)	1,241.8
			69.1	(11)
Impairment, restructuring and other operating items, net	24.3	0.6	—		24.9
Operating income	525.4	232.1	(189.4)		568.1
Non-operating income (expense):
Interest expense	(470.1)	(139.0)	22.6	(12)	(618.7)
			(49.8)	(13)
			17.6	(14)
Realized and unrealized gains on derivative instruments, net	195.8	160.5	(82.5)	(15)	273.8
Other expenses, net	(208.7)	(3.3)	(279.8)	(16)	(491.8)
	(483.0)	18.2	(371.9)		(836.7)
Earnings (loss) from continuing operations before income taxes	42.4	250.3	(561.3)		(268.6)
Income tax benefit (expense)	(20.5)	(35.2)	106.2	(17)	50.5
Earnings (loss) from continuing operations	$21.9	$215.1	$(455.1)		$(218.1)

Basic and diluted earnings (loss) from continuing operations per share	$—				$(0.60)	(18)

Weighted average shares outstanding — basic and diluted	256,902,900				403,008,265	(18)

LIBERTY GLOBAL PLC
Unaudited Condensed Pro Forma Combined Statement of Operations
Year ended December 31, 2012

	Liberty Global historical	Virgin Media historical	Pro forma adjustments		Pro forma New Liberty Global
	in millions, except share and per share amounts
Revenue	$10,310.8	$6,499.7	$(78.3)	(8)	$16,732.2
Operating costs and expenses:
Operating, selling, general and administrative expenses (other than depreciation and amortization) (including stock-based compensation)	5,553.6	3,878.8	30.6	(9)	9,463.0
Depreciation and amortization	2,691.1	1,508.5	379.2	(10)	4,855.3
			276.5	(11)
Impairment, restructuring and other operating items, net	83.0	4.3	—		87.3
Operating income	1,983.1	1,108.1	(764.6)		2,326.6
Non-operating income (expense):
Interest expense	(1,677.4)	(631.7)	91.3	(12)	(2,492.7)
			(347.1)	(13)
			72.2	(14)
Realized and unrealized gains (losses) on derivative instruments, net	(1,069.9)	234.8	(329.6)	(15)	(1,164.7)
Other income (expenses), net	280.9	(296.9)	138.4	(16)	122.4
	(2,466.4)	(693.8)	(374.8)		(3,535.0)
Earnings (loss) from continuing operations before income taxes	(483.3)	414.3	(1,139.4)		(1,208.4)
Income tax benefit (expense)	(89.0)	4,107.3	237.8	(17)	4,256.1
Earnings (loss) from continuing operations	$(572.3)	$4,521.6	$(901.6)		$3,047.7
Earnings (loss) from continuing operations per share:
Basic	$(2.31)				$7.26	(18)
Diluted	$(2.31)				$7.13	(18)
Weighted average shares outstanding:
Basic	267,320,720				413,426,085	(18)
Diluted	267,320,720				421,256,616	(18)

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements
March 31, 2013

(1)	Represents the estimated cash consideration to be paid in connection with the mergers. The assumed sources for the estimated cash consideration are set forth below (in millions):

Cash and cash equivalents	$2,120.5
Release of restricted cash (a)	3,548.8
Total estimated cash consideration (b)	$5,669.3

_______________

(a)
Represents the March 31, 2013 balance of the net proceeds of the senior secured notes and senior notes that were placed into escrow, as further described in the headnote to these unaudited condensed pro forma combined financial statements. This restricted cash was released in connection with the completion of the mergers.

(b)	For additional information regarding how we determined the estimated cash consideration, see the headnote to these unaudited condensed pro forma combined financial statements.

(2)
Represents the remaining payments for estimated direct acquisition costs associated with the mergers of $131.6 million, which is equal to the total amount of estimated direct acquisition costs of $146.0 million less the amounts paid in the first quarter of 2013 of $14.4 million. In addition, $16.5 million of direct acquisition costs were incurred but not yet paid as of March 31, 2013, resulting in $115.1 million of direct acquisition costs that had not been incurred as of March 31, 2013. The estimated direct acquisition costs not yet incurred have been reflected as an increase to accumulated deficit, net of an assumed tax benefit of $20.1 million based on the application of Liberty Global’s 35.0% statutory rate to the $57.5 million portion of these costs that we estimate will be deductible. Due to their nonrecurring nature, the estimated direct acquisition costs have not been reflected in the accompanying unaudited condensed pro forma combined statements of operations.

(3)
Represents the impacts of the assumed conversion of all of the outstanding Virgin Media convertible notes in connection with the mergers, as further described in the headnote to these unaudited condensed pro forma combined financial statements (in millions):

Eliminate carrying value of Virgin Media convertible notes (a)	$879.8

Increase in share capital	$0.2
Increase in additional paid-in capital	879.6
Total assumed increase to equity (b)	$879.8
_______________

(a)
Following the closing of the mergers, holders of the Virgin Media convertible notes are entitled to convert their notes and receive the per share VMI merger consideration. The principal amount of the Virgin Media convertible notes that actually will be converted in connection with the mergers will be determined by the holders of such convertible notes, and accordingly, it is possible that some or all of the outstanding principal amount will not be converted. To the extent that any portion of the outstanding principal amount of the Virgin Media convertible notes is not converted in connection with the mergers, the pro forma long-term debt and capital lease obligations of New Liberty Global would increase by a corresponding amount and the equity and cash consideration assumed to be paid to holders of the Virgin Media convertible notes in connection with the mergers would decrease proportionately.  For example, if we had assumed that only 50% of the principal amount of the Virgin Media convertible notes were converted in connection with the mergers, pro forma long-term debt and capital lease obligations of New Liberty Global would have increased by $439.9 million and the assumed estimated fair value of the equity and cash consideration to be paid to the holders of the Virgin Media convertible notes would have declined from $1,789.0 million to $894.5 million and from $935.3 million to $467.7 million, respectively. For information concerning the equity and cash consideration assumed to be paid to the holders of the Virgin Media convertible notes, see the headnote to these unaudited condensed pro forma combined financial statements.

(b)
The assumed conversion of the Virgin Media convertible notes would not have had any impact on Virgin Media’s consolidated income tax benefit for the three months ended March 31, 2013 or the year ended December 31, 2012 as the Virgin Media convertible notes are obligations of Virgin Media’s parent entity, where a full valuation allowance is provided against net deferred tax assets.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

(4)	Represents the impact of the estimated equity consideration to be paid in connection with the mergers as set forth below (in millions):

Total equity consideration (including the estimated fair value of the vested portion of Virgin Media’s stock incentive awards) (a)	$11,109.8
Historical equity of Virgin Media	(5,090.6)
Assumed conversion of Virgin Media convertible notes (note 3)	(879.8)
Adjusted historical equity of Virgin Media	(5,970.4)
Estimated increase to equity	$5,139.4
The increase to equity is reflected as follows:
Adjustment to share capital (b)	$(1.1)
Increase in additional paid-in capital	5,140.5
Estimated increase to equity	$5,139.4
_______________

(a)	For additional information regarding how we determined the estimated equity consideration, see the headnote to these unaudited condensed pro forma combined financial statements.

(b)	Based on the $0.01 per share nominal amount (i.e., par value) of the 402.8 million New Liberty Global shares that are assumed to be outstanding following the mergers.

(5)
Represents the estimated proceeds of $639.8 million that would have been received upon the assumed cash settlement of capped call transactions, which relate to the Virgin Media convertible notes, as of March 31, 2013. The assumed settlement amounts reflected in these unaudited condensed pro forma combined financial statements are based on the fair value of the capped call transactions at March 31, 2013. The actual amount of proceeds to be derived from the settlement of these derivative instruments will be dependent on the fair value on the ultimate settlement date. In addition, if some or all of the Virgin Media convertible notes are not converted in connection with the mergers, we may determine to only partially settle or not to settle the capped call transactions. To the extent that the actual settlement proceeds are more (less) than the assumed proceeds, cash and cash equivalents would increase (decrease) by a corresponding amount.

(6)
Represents drawings on the senior credit facility used to repay Virgin Media's existing senior credit facility, fund the June 11, 2013 repurchase of the portions of the 2022 senior notes and 2021 senior secured notes that were tendered by the holders of such notes pursuant to the respective change of control offers and to pay estimated deferred financing costs and third party costs from the debt financing that have not been paid as of March 31, 2013. The excess proceeds from the drawings on the senior credit facility have been reflected as an increase to cash and cash equivalents. For further information regarding the debt financing transactions, see the headnote to these unaudited condensed pro forma combined financial statements.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

The details of the assumed net increase to cash and cash equivalents and long-term debt and capital lease obligations related to these transactions are set forth below (in millions):

Proceeds from senior credit facility:
Term loan A	$569.6
Term loan B	2,755.0
Term loan C	911.3
4,235.9
Repayment of Virgin Media's existing debt:
2022 Senior notes (a):
Dollar-denominated 5.25% senior notes due 2022	(405.0)
Dollar-denominated 4.875% senior notes due 2022	(781.3)
Sterling-denominated 5.125% senior notes due 2022	(540.6)
(1,726.9)
2021 Senior secured notes (a):
Dollar-denominated 5.25% senior secured notes due 2021	(52.1)
Sterling-denominated 5.5% senior secured notes due 2021	(32.9)
(85.0)
Existing bank credit facility	(1,139.1)
Total repayment of Virgin Media's existing debt	(2,951.0)
Net increase to cash and cash equivalents and long-term debt and capital lease obligations	$1,284.9
_______________

(a)	Represents the portions of the 2022 senior notes and 2021 senior secured notes that were repurchased on June 11, 2013 pursuant to the respective change of control offers.

The assumed decrease to cash and cash equivalents associated with the fees and third-party costs related to the debt financing are set forth below (in millions):

Deferred financing costs (a)	$77.7
Repurchase premiums (b) (d)	18.1
Third-party costs (c) (d)	6.0
Assumed decrease to cash and cash equivalents	$101.8
_______________

(a)
Represents estimated deferred financing costs associated with the senior credit facility, new senior notes and new senior secured notes that were paid upon the successful consummation of the mergers. These deferred financing costs are reflected as an increase to other noncurrent assets, net, in the accompanying unaudited condensed pro forma combined balance sheet.

(b)	Represents repurchase premiums on the portions of the 2022 senior notes and 2021 senior secured notes that were repaid as part of the debt financing.

(c)
Represents the third-party costs to obtain consents to waive the change of control repurchase obligation that would otherwise have arisen with respect to the 2018 senior secured notes and the 2019 senior notes. These third-party costs were paid upon the successful consummation of the mergers.

(d)
The $18.1 million of repurchase premiums and the $6.0 million of third-party costs represent a loss on debt extinguishment that has been reflected as a direct increase to New Liberty Global’s accumulated deficit, net of an assumed tax benefit of $5.9 million based on a blended U.K. statutory tax rate of 24.5%. Due to its nonrecurring nature, the loss on extinguishment has not been reflected in the accompanying unaudited condensed pro forma combined statement of operations for the three months ended March 31, 2013.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

(7)
Represents the application of acquisition accounting in connection with the mergers. For purposes of these unaudited condensed pro forma combined financial statements, it has been assumed that, with the exception of the preliminary fair value adjustments reflected in the table below, the historical cost bases of Virgin Media’s existing assets and liabilities approximate their fair value. The details of the preliminary acquisition accounting are set forth below (in millions):

Aggregate cash and equity consideration	$16,779.1
Historical equity of Virgin Media	5,090.6
Assumed conversion of Virgin Media convertible notes (note 3)	879.8
Adjusted historical equity of Virgin Media	5,970.4
Preliminary fair value adjustments to existing Virgin Media carrying values:
Customer relationships intangible asset (a)	3,792.4
Property and equipment, net (b)	2,488.7
Long-term debt and capital lease obligations (c)	(324.0)
Elimination of deferred financing costs (d)	(89.2)
Deferred tax adjustments (e)	(1,437.6)
Total fair value adjustments	4,430.3
Estimated incremental increase to goodwill	$6,378.4
______________

(a)	Represents the preliminary estimate of the intangible asset associated with Virgin Media’s customer relationships.

(b)	Represents the preliminary estimate of the fair value adjustment to Virgin Media's property and equipment, net.

(c)
Represents fair value adjustments associated with the 2018 senior secured notes, the 2019 senior notes, the 2021 senior secured notes, and the 2022 senior notes. These fair value adjustments are based on market conditions in effect as of March 31, 2013. The ultimate fair value assigned to these notes in acquisition accounting will be dependent on market conditions in effect as of the acquisition date.

(d)	Represents the elimination in acquisition accounting of Virgin Media’s deferred financing costs as of March 31, 2013.

(e)
Represents the deferred tax impacts associated with the incremental differences in book and tax bases created from the preliminary application of acquisition accounting based on a blended U.K. statutory tax rate of 24.5%.

The final allocation of the purchase price will be based upon appraisals and may differ from the preliminary allocation reflected herein. Finalization of the valuation process will likely lead to changes in property and equipment, customer relationships, deferred revenue, goodwill, incomes taxes and other valuation-related items such as out-of-market contracts, including contracts that impact Virgin Media's operating expenses. To the extent that additional consideration is allocated to assets with finite lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in lower operating income and earnings from continuing operations. For example, a $1,000.0 million increase in the value allocated to property and equipment with an average remaining estimated useful life of 10 years would result in additional annual depreciation expense of $100.0 million.

In addition to the foregoing, Virgin Media’s historical accumulated deficit of $464.9 million and accumulated other comprehensive loss, net of taxes, of $31.7 million are eliminated against additional paid-in capital in acquisition accounting.

(8)
Represents the estimated $17.8 million and $78.3 million net decrease to revenue for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, resulting from the alignment of Virgin Media's policy to Liberty Global's policy for accounting for installation fees received on commercial contracts, as applied to all installations completed on or after January 1, 2012. Liberty Global's policy is to defer up-front installation fees received on commercial contracts where Liberty Global maintains ownership of the installed equipment. Under Liberty Global's policy, the deferred fees are amortized into revenue on a straight-line basis over the life of the underlying service contract. Prior to Liberty Global's acquisition of Virgin Media, the Virgin Media policy was generally to recognize installation fees upon the completion of the installation. These pro forma revenue adjustments are based on the assumptions described herein and are not necessarily indicative of the amounts that will be reflected during the remainder of 2013 or future periods. In addition, these pro forma adjustments

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

have not been offset by the amortization of any deferred revenue that might be recorded in acquisition accounting associated with the ongoing performance obligations to maintain and operate the network and other installed equipment that supports Virgin Media's ongoing commercial service contracts, pending further analysis of the underlying contacts and the valuation of the associated performance obligations. The amounts of the differences between the Liberty Global and Virgin Media revenue recognition policies in 2013 and future periods will be dependent on the amount of up-front fees received in connection with commercial contract installations, such that increases (decreases) in such up-front amounts will result in larger (smaller) quantified differences. Virgin Media will continue to apply its former revenue recognition policies for purposes of determining compliance with its various debt covenants in order to maintain consistency with historical financial covenant calculations across Virgin Media's debt instruments.

(9)
Represents the estimated $7.7 million and $30.6 million increase to stock-based compensation expense for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, resulting from the amortization of the estimated increase to the fair value of the unvested portion of Virgin Media stock incentive awards at March 31, 2013 that will be determined in connection with the mergers. The pro forma adjustment is calculated based on the estimated average remaining vesting periods for each type of award. The actual adjustments to stock-based compensation expense associated with the mergers will be dependent on a number of factors, including the number of outstanding stock incentive awards on the date of the mergers and the market price and historical volatility of the underlying Liberty Global and Virgin Media common stock on the date the mergers are consummated. Any differences between the estimated and actual stock-based compensation expense are not expected to be material in relationship to New Liberty Global’s consolidated operating results.

(10)
Represents amortization of the preliminary estimated fair value assigned to the customer relationships intangible asset of $3,792.4 million. The amortization is computed on a straight-line basis using an estimated weighted average useful life of 10 years. An increase (decrease) in the estimated fair value allocated to the customer relationships intangible asset of $1,000.0 million would result in higher (lower) annual amortization expense of $100.0 million. An increase in the estimated weighted average useful life of one year would result in lower annual amortization expense of $34.5 million, while a decrease in the estimated weighted average useful life of one year would result in higher annual amortization expense of $42.1 million.

(11)
Represents depreciation of the preliminary estimated fair value adjustment to property and equipment, net, of $2,488.7 million. The depreciation is computed on a straight-line basis using an estimated weighted average useful life of 9 years. An increase (decrease) in the estimated fair value allocated to property and equipment, net, of $1,000.0 million would result in higher (lower) annual depreciation expense of $111.1 million. An increase in the estimated weighted average useful life of one year would result in lower annual depreciation expense of $27.7 million, while a decrease in the weighted average useful life of one year would result in higher annual depreciation expense of $34.6 million.

(12)
Represents the elimination of $22.6 million and $91.3 million of historical interest expense on the Virgin Media convertible notes for three months ended March 31, 2013 and the year ended December 31, 2012, respectively, assuming that 100% of the Virgin Media convertible notes are converted in connection with the mergers. As discussed in note 3 above, it is possible that some or all of the outstanding principal amount of the Virgin Media convertible notes will not be converted. If none of the Virgin Media convertible notes were converted in connection with the mergers, the pro forma interest expense for New Liberty Global for the three months ended March 31, 2013 and the year ended December 31, 2012 would be higher by $22.6 million and $91.3 million, respectively. To the extent that any of the excess proceeds from the senior credit facility are used to repay debt of Liberty Global subsidiaries, interest expense would decrease accordingly.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

(13)	Represents the assumed net increase in interest expense resulting from the debt financing as set forth below:

	Three months ended March 31, 2013	Year ended December 31, 2012
	in millions
Assumed increase in interest expense associated with new borrowings pursuant to the debt financing:
Senior credit facility (a)	$41.1	$164.4
New senior notes	9.2	62.1
New senior secured notes	24.0	160.6
	74.3	387.1
Assumed decrease in interest expense associated with Virgin Media's debt repaid in connection with the debt financing:
Virgin Media's existing bank credit facility	6.8	30.6
2022 senior notes	22.5	30.2
2021 senior secured notes	0.8	3.6
	30.1	64.4
Increase associated with amortization of deferred financing costs incurred in connection with the debt financing (b)	5.6	24.4
Assumed net increase to interest expense associated with the debt financing	$49.8	$347.1
_______________

(a)
Interest expense on borrowings under the senior credit facility accrues at floating rates. The pro forma adjustment to reflect interest expense on the senior credit facility is based on the average actual interest rate of 3.79% at March 31, 2013 and assumes that no amounts are drawn under the £660.0 million ($1,002.4 million) revolving credit facility. An increase in the weighted average interest rate of 0.125% on the senior credit facility would result in incremental annual interest expense of $5.4 million.

(b)	Deferred financing costs are amortized over the term of the related debt on a straight-line basis, which approximates the effective interest method.

(14)	Represents the estimated impact of acquisition accounting on interest expense as set forth below:

	Three months ended March 31, 2013	Year ended December 31, 2012
	in millions
Amortization of debt premium on long-term debt (a)	$12.6	$50.2
Elimination of amortization of deferred financing costs (b)	5.0	22.0
Total estimated decrease to interest expense	$17.6	$72.2

_______________

(a)
Represents amortization of the $324.0 million premium that is assumed to be recorded in acquisition accounting to reflect the 2018 senior secured notes, the 2019 senior notes, and the portions of the 2021 senior secured notes and the 2022 senior notes that remain outstanding after completion of the change in control offers, at their March 31, 2013 estimated fair values. The debt premium is amortized over the term of the related debt on a straight-line basis, which approximates the effective interest method.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

(b)
Represents the amortization of deferred financing costs reflected in Virgin Media’s historical results of operations for the three months ended March 31, 2013 and the year ended December 31, 2012. Such deferred financing costs will be eliminated in acquisition accounting.

(15)	Represents assumed impacts to derivative gains and losses from the mergers and the debt financing as set forth below:

	Three months ended March 31, 2013	Year ended December 31, 2012
	in millions
Elimination of the gain on the capped call transactions (a)	$(150.8)	$(260.3)
Recognition of a gain (loss) on cross-currency interest rate swaps (b)	68.3	(69.3)
Total assumed increase to realized and unrealized losses on derivative instruments, net	$(82.5)	$(329.6)

_______________

(a)
Represents the elimination of the derivative gain on the capped call transactions related to the Virgin Media convertible notes. These derivative instruments are assumed to be settled in connection with the mergers. If some or all of the Virgin Media convertible notes are not converted in connection with the mergers, we may determine to only partially settle or not to settle the capped call transactions. If none of the capped call transactions were to be settled in connection with the mergers, total pro forma realized and unrealized gains on derivative instruments of New Liberty Global would be $150.8 million higher for the three months ended March 31, 2013 and total pro forma realized and unrealized losses on derivative instruments would be $260.3 million lower for the year ended December 31, 2012, respectively.

(b)
During 2012, Virgin Media entered into cross-currency interest rate swaps on its dollar-denominated 2022 senior notes, for which cash flow hedge accounting was applied in Virgin Media’s historical consolidated financial statements. For purposes of these unaudited condensed pro forma combined financial statements, the cross-currency interest rate swaps are assumed to remain outstanding. However, we have determined that hedge accounting would no longer apply and, accordingly, we have reflected the fair value adjustments of these cross-currency interest rate swaps as a derivative gain (loss).

(16)	Represents increases (decreases) to foreign currency transaction gains that are included in other income (expense), net, as set forth below:

	Three months ended March 31, 2013	Year ended December 31, 2012
	in millions
Foreign exchange gain (loss) on new dollar-denominated debt (a)	$(270.3)	$133.7
Foreign exchange gain (loss) on fair value adjustments associated with historical dollar-denominated debt (b)	(9.5)	4.7
Total increase (decrease) to foreign currency transaction gains	$(279.8)	$138.4
_______________

(a)
Pursuant to the debt pushdown, the new Dollar senior secured notes, the new Dollar senior notes and the dollar-denominated term loan B in the senior credit facility became obligations of Virgin Media Secured Finance PLC and Virgin Media Finance PLC, respectively, both of which are U.K. subsidiaries of Virgin Media with U.K. pound sterling functional currencies. Assuming that the new Dollar senior secured notes, the new Dollar senior notes and the dollar-denominated term loan B in the senior credit facility were obligations of these entities effective January 1, 2012, we would have recognized aggregate foreign currency gains (losses) of ($270.3 million) and $133.7 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, in connection with the remeasurement of these notes into U.K. pounds sterling.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Pro Forma Combined Financial Statements (continued)
March 31, 2013

(b)
As discussed in note 7, fair value adjustments were made to the 2018 senior secured notes, the 2019 senior notes, the 2021 senior secured notes and the 2022 senior notes in the assumed acquisition accounting. The total fair value adjustment of $324.0 million included $150.1 million of fair value adjustments to the dollar-denominated tranches within these notes. Assuming these fair value adjustments were reflected as of January 1, 2012, we would have recognized foreign currency gains (losses) of ($9.5 million) and $4.7 million for the three months ended March 31, 2013 and year ended December 31, 2012, respectively, in connection with the remeasurement of these fair value adjustments into U.K. pounds sterling.

(17)
The income tax impacts of the pro forma adjustments described in notes 8, 9, 10, 11, 13, 14, 16 and the $68.3 million and ($69.3 million) pro forma gain (loss) adjustments for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, as described in note 15, have been computed based on a blended U.K. statutory tax rate of 24.5%. No tax effects are required to be provided on the pro forma adjustments noted in note 12 and on the $150.8 million and $260.3 million pro forma loss adjustments for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, as described in note 15, as these items are reflected at the parent level of Virgin Media, where a full valuation allowance is provided against net deferred tax assets.

(18)
The pro forma weighted average shares outstanding assumes that the estimated number of New Liberty Global    shares to be issued to Virgin Media shareholders had the mergers occurred on March 31, 2013 was outstanding since January 1, 2012. The pro forma weighted average shares outstanding for purposes of diluted earnings from continuing operations per share for the year ended December 31, 2012 includes 7,830,531 shares associated with the estimated dilutive impact of New Liberty Global’s and Virgin Media’s stock incentive awards.

For purposes of computing the pro forma basic and diluted earnings per share from continuing operations, earnings (loss) from continuing operations is adjusted to remove $22.9 million and $44.6 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, of Liberty Global’s earnings from continuing operations attributable to noncontrolling interests.

The estimated number of New Liberty Global shares assumed to be issued to Virgin Media shareholders had the mergers occurred on March 31, 2013, as mentioned above, is based on the assumptions discussed in the headnote to these unaudited condensed pro forma combined financial statements, including the assumption that all of the Virgin Media convertible notes will be converted in connection with the mergers. As discussed in notes 3 and 12 above, it is possible that some or all of the outstanding principal amount of the Virgin Media convertible notes will not be converted. If none of the Virgin Media convertible notes were to be converted in connection with the mergers, New Liberty Global’s (i) pro forma basic earnings (loss) per share from continuing operations would increase from $7.26 per share to $7.48 per share and from ($0.60) per share to ($0.70) per share for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively, and (ii) pro forma diluted earnings per share from continuing operations would not change for the year ended December 31, 2012 and the three months ended March 31, 2013.